 Exhibit 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. ANNOUNCES EARNINGS

 CONTACT:    Neil Hayslett, EVP/Chief Administrative Officer      540-896-8941 or NHayslett@FMBankVA.com

TIMBERVILLE, VA—February 2, 2018—F & M Bank Corp. (OTCQX: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the fourth quarter and year ending December 31, 2017.

Selected highlights for the quarter and year to date include:

●
Net income of $1.8 million and $9.0 million, respectively;

●
Net income excluding tax law change of $2.6 million and $9.8 million, respectively;

●
Net interest margin of 4.53%;

●
Loans held for investment increased $25.3 million YTD;

●
Return on Average Assets of 1.21% YTD.

Mark Hanna, President, commented “We are pleased to announce fourth quarter and year to date earnings of $1.787 million and $9.010 million, respectively. These results included the one-time deferred tax asset adjustment of $811,000 as a result of the tax law passed in late 2017. Prior to this adjustment the quarter and year end results would have been an increase over the same period in 2016 by 3.18% and 2.65%, respectively. In addition, return on average assets would have been 1.32% without the one-time deferred tax adjustment. Loan demand continues to be strong with the growth in loans held for investment totaling $25.3 million year to date. Deposit growth also accelerated in the second half of 2017 with the year to date increase now totaling $32.1 million. Our net interest margin at 4.53% has been stable over the last several quarters and continues to drive our results.”

Hanna continued, “During the 2017, we opened our thirteenth branch in Fishersville, Virginia and relocated a smaller branch in Harrisonburg, VA to a larger location in Rockingham County. These branches will supplement the growth of our southern market and enhance visibility in the Harrisonburg/Rockingham County market.” Highlights of our financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, financial holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s thirteen banking offices in Rockingham, Shenandoah, Page and Augusta Counties, Virginia. The Bank also provides additional services through a loan production office located in Penn Laird, VA and through its subsidiaries, VBS Mortgage and VS Title located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

	2017		2016
	Q4	YTD	Q4	YTD
Net Income (000's)	$1,787	$9,010	$2,518	$9,567
Net Income available to Common	$1,684	$8,595	$2,414	$9,081
Earnings per common share	$0.52	$2.63	$0.74	$2.77

Return on Average Assets	0.93%	1.21%	1.35%	1.34%
Return on Average Equity	7.84%	10.01%	11.53%	11.18%
Dividend Payout Ratio	48.08%	35.67%	29.83%	28.92%

Net Interest Margin	4.68%	4.52%	4.32%	4.34%
Yield on Average Earning Assets	5.28%	5.11%	4.88%	4.89%
Cost of Average Interest Bearing Liabilities	0.87%	0.83%	0.79%	0.77%
Net Interest Spread	4.41%	4.28%	4.09%	4.12%

Provision for Loan Losses (000's)	-	-	-	-
Net Charge-offs	$898	$1,499	$28	$1,238
Net Charge-offs as a % of Loans	0.58%	0.24%	0.02%	0.21%
Non-Performing Loans (000's)	$7,102	$7,102	$4,870	$4,870
Non-Performing Loans to Total Assets	0.94%	0.94%	0.65%	0.65%
Non-Performing Assets (000's)	$9,086	$9,086	$7,004	$7,004
Non-Performing Assets to Assets	1.21%	1.21%	0.94%	0.94%

Efficiency Ratio (NOTE: reflects change in subsidiary presentation)	63.54%	63.01%	59.43%	60.79%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e. municipal securities and loan income) then subtracting interest expense. The tax rate utilized is 21%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns nontaxable interest income from municipal loans and securities, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. The efficiency ratio is a common measure used by the financial service industry to determine operating efficiency. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio. The Company calculates this ratio in order to evaluate how efficiently it utilizes its operating structure to create income. An increase in the ratio from period to period indicates the Company is losing a greater percentage of its income to expenses.

	For Twelve Months Ended December 31,
INCOME STATEMENT	Unaudited 2017	Audited 2016
Interest and Dividend Income	$34,095,349	$32,094,773
Interest Expense	3,896,889	3,599,410
Net Interest Income	30,198,460	28,495,363
Gross Security Gains (Losses)	(41,914)
Non-Interest Income	7,934,620	3,664,011
Provision for Loan Losses	-	-
Other Non-Interest Expenses	24,719,017	19,298,572
Income Before Income Taxes	13,372,149	12,860,802
Provision for Income Taxes	4,330,404	3,099,305
Less Minority Interest income	31,461	194,012
Net Income	$9,010,284	$9,567,485
Dividend on preferred stock	415,331	486,843
Net Income available to common shareholders	$8,594,953	$9,080,642
Average Common Shares Outstanding	3,269,713	3,282,335
Net Income Per Common Share	2.63	2.77
Dividends Declared	.94	.80

BALANCE SHEET	Unaudited December 31, 2017	Audited December 31, 2016
Cash and Due from Banks	$10,622,352	$7,755,158
Interest Bearing Bank Deposits	1,284,351	673,811
Federal Funds Sold	-	7,926,000
Loans Held for Sale	39,774,515	62,734,803
Loans Held for Investment	616,974,067	591,636,497
Less Allowance for Loan Losses	(6,044,365)	(7,543,289)
Net Loans Held for Investment	610,929,702	584,093,208
Securities	41,242,965	39,410,750
Other Assets	49,416,495	42,295,110
Total Assets	$753,270,380	$744,888,910

Deposits	$569,176,519	$537,085,312
Short Term Debt	25,296,000	40,000,000
Long Term Debt	49,732,532	64,237,143
Other Liabilities	17,790,459	16,884,636
Total Liabilities	661,995,510	658,207,091
Stockholders’ Equity	91,274,870	86,681,819
Total Liabilities and Stockholders’ Equity	$753,270,380	$744,888,910
Book Value Per Common Share	$25.73	$24.12
Tangible Book Value Per Common Share	$25.64	$24.18

SOURCE:  F & M Bank Corp.
CONTACT: Neil Hayslett, EVP/Chief Administrative Officer
540-896-8941 or NHayslett@FMBankVA.com

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